UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2012

Parametric Sound Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-54020	27-2767540
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13125 Danielson Street, #110
Poway, California 92064
(Address of Principal Executive Offices)
____________________

888-477-2150
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On June 5, 2012, Parametric Sound Corporation (the “Company”) issued a press release announcing a letter of intent (“LOI”) to license the Company’s HyperSound™ technology to Epsilon Electronics, Inc. (“Epsilon”). Under the non-binding LOI dated May 30, 2012 and executed on June 1, 2012 the Company and Epsilon have agreed on the principal terms intended to be reflected in a binding, definitive license and manufacturing agreement (“Definitive Agreement”) targeted for completion this month.

The LOI specifies that the principal terms and conditions of the Definitive Agreement will include an initial limited six-month license for Epsilon at its cost to design, develop, prototype and test consumer products using the Company’s HyperSound technology. Upon approval of product prototypes and satisfaction of other conditions, a three-year supplemental license to manufacture and sell approved products is scheduled to commence after the initial six month period, with renewal rights based upon satisfaction of minimum performance standards and milestones. The license and the supplemental license will be non-exclusive except within the aftermarket automotive industry in which the supplemental license will be exclusive for two years, subject to certain minimum performance standards.

The LOI specifies that the license fee for the initial six-month license is $250,000 and the license fee for the supplemental license is $750,000, plus an ongoing royalty license fee of 15% of net sales of licensed products. The above specified initial and supplemental license fees are earned and paid upon commencement of the license term, subject to offset relative to future royalties under the supplemental license.

The press release is included as Exhibit 99.1 to this Current Report on Form 8-K, incorporated by reference herein, and the description of the press release is qualified in its entirety by reference to such Exhibit.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated June 5, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Parametric Sound Corporation

Date: June 5, 2012	By:	/s/ James A. Barnes
James A. Barnes
Chief Financial Officer, Treasurer and Secretary